Exhibit 3.3

AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF
IRIS INTERNATIONAL, INC.

        The Amended and Restated Bylaws (the "Bylaws") of IRIS International, Inc., a Delaware corporation (the "Corporation"), are hereby amended as follows:

1.	Article III of the Bylaws is amended to add new Section 12 as follows:

“Section 12. Majority Voting in Uncontested Elections. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from or “against” his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his or her resignation following certification of the stockholder vote. The Corporate Governance and Nominating Committee of the Board shall consider the resignation offer and recommend to the Board whether to accept the resignation. The Board will act on the Corporate Governance and Nominating Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) on a Current Report on Form 8-K. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance and Nominating Committee’s recommendation or the Board’s action regarding whether to accept the resignation offer. However, if each member of the Corporate Governance and Nominating Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers. For purposes hereof, an “uncontested election” shall mean an election in which the number of nominees for election to the Board does not exceed the number of directors to be elected, determined as of a date that is 14 days in advance of the date the Corporation files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission.”

2.	Except as set forth above, the remaining provisions of the Bylaws shall not be amended hereby and shall remain in full force and effect in accordance with their respective terms.

CERTIFICATE OF SECRETARY

        I, the undersigned, do hereby certify:

(1) that I am the duly elected and acting Secretary of IRIS International, Inc., a Delaware corporation (the “Corporation”); and

(2) that the foregoing amendment to the Corporation’s Bylaws, constituting 1 page, has been duly adopted by the Board of Directors of the Corporation effective January 13, 2010.

        IN WITNESS WHEREOF, I have hereunto subscribed my name as of this 14th day of January, 2010.

/s/ Peter Donato Peter Donato, Secretary